Exhibit (1)(j)

ARTICLES OF AMENDMENT Stock(for profit)

Kenneth L. Greenberg, Esquire DRINKER BIDDLE & REATH PNB
Building, 11th Floor 1345 Chestnut Street Philadelphia, PA
19107 <- Please indicate where you would like the acknowledgement copy of the filed document sent. Please include complete name and mailing address. Your phone number during the day: (215) 988-1152

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

     Submit one original and one exact copy to Secretary of State, P.O. Box 7846, Madison, Wisconsin, 53707-7846. The original must include an original manual signature (sec.
180.0120(3)(c), Wis. Stats.)

A. State the name of the corporation (before any changes effected by this amendment) and the text of the amendment(s).

     If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B. Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark one of the three choices to indicate the method of adoption of the amendment(s).

     By Board of Directors - Refer to sec. 180.1002 Wis. Stats.
for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

     By Board of Directors and Shareholders - Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003
Wis. Stats. for specific information.

     By Incorporators or Board of Directors - Before issuance of shares - See sec. 180.1005 Wis. Stats. for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer (or incorporator if directors have not been elected) of the corporation or the fiduciary if the corporation is in the hands of a receiver, trustee, or other court appointed fiduciary. At least one copy must bear an original manual signature.

D.   If the document is executed in Wisconsin, sec. 14.38(14)
Wis. Stats. provides that it shall not be filed unless the name of the drafter (either an individual or a governmental agency) is printed in a legible manner.

FILING FEES

     Submit the document with a minimum filing fee of $40.00, payable to SECRETARY OF STATE. If the amendment causes an increase in the number of authorized shares, provide an additional fee of 1 cent for each new authorized share. When the document has been filed, an acknowledgement copy stamped "FILED" will be sent to the address indicated above.
         ARTICLES OF AMENDMENT                       Stock (for
profit)

 A.   Name of Corporation:   Portico Funds, Inc.
                          (prior to any change effected by this
amendment)

     Text of Amendment  (Refer to the existing articles of
incorporation and     instruction A.  Determine those items to
changed and set forth below the     number identifying the
paragraph being changed and how the amended     paragraph is to
read.)

          RESOLVED, THAT, the articles of incorporation be amended as follows:

                         SEE ATTACHED

 B.   Amendment(s) adopted on             April 21, 1995
                                              (date)

     Indicate the method of adoption by checking the appropriate
choice     below:

     ( X )In accordance with sec. 180.1002, Wis. Stats. (By the
Board of          Directors)

   OR

     (   )In accordance with sec. 180.1003, Wis. Stats. (By the
Board of          Directors and Shareholders)

   OR

     (   )In accordance with sec. 180.1005, Wis. Stats. (By
Incorporators or          Board of Directors, before issuance of
shares)

C.   Executed on behalf of the      corporation on
         July 12, 1995
      (date)                                   /s/ W. Bruce
McConnel, III
(signature)

                                   W. Bruce McConnel, III
                                     (printed name)

                                          Secretary
                                     (officer's title)

 D.   This document was drafted by   Kenneth L.Greenberg, Esq.
                                         (name of individual
required by law)

                      FILING FEE - $40.00 OR MORE SEE REVERSE
for Instructions, Suggestions, Filing Fees and Procedures
        AMENDMENT TO ARTICLES OF INCORPORATION
ADOPTED BY BOARD OF DIRECTORS ON APRIL 21, 1995         PURSUANT
SECTION 180.1002 OF THE WISCONSIN STATUTES.

          (a)  The name of the Company is Portico Funds, Inc.

  (b) and (c) The text of the Amendment which determines the terms of the Company's Class 16 - Institutional Series and Class
16-A Series Common Stock and the number of shares thereof is as follows:

               RESOLVED, that pursuant to Article V of the
Articles of    Incorporation of the Company, Fifty Million
authorized, unissued and unclassified shares of Class 16 Common Stock of the Company be, and hereby are, divided into and classified as Class 16 - Institutional Series and Fifty Million authorized, unissued and unclassified shares of Class 16 Common Stock of the Company be, and hereby are divided into and
classified as Class 16-A Series Common               Stock, with
all of the preferences, limitations and relative rights set forth in Article V. B. of said Articles of Incorporation.

          (d)  No shares of the Company's Class 16 -
Institutional Series and               Class 16-A Series Common
Stock have been issued.

          (e)  The Amendment was adopted on April 21, 1995.

          (f)  The Amendment was unanimously adopted by the
Board of Directors and               shareholder action was not
required.